                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Lance, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Lance, Inc.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [LANCE, INC. LOGO]

                           CHARLOTTE, NORTH CAROLINA




       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 21, 1995

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lance, Inc. (the Company) will be held at the principal office of the Company, 8600 South Boulevard, Charlotte, North Carolina, on Friday, April 21, 1995, at 2:00 p.m., Local Time, for the purpose of considering and acting upon the following:

      1.    The election of seven Directors.

      2. Approval of the 1995 Nonqualified Stock Option Plan for Non-Employee Directors.

      3. A proposal to ratify the selection of KPMG Peat Marwick LLP as independent public accountants for fiscal year 1995.

      4. Any and all other matters that may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on February 21, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

      THE BOARD OF DIRECTORS WILL APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

                                              By Order of the Board of Directors


                                              JAMES W. HELMS, JR.
                                              Secretary and Treasurer

Charlotte, North Carolina
March 20, 1995

                                  LANCE, INC.

               P. O. Box 32368, Charlotte, North Carolina  28232

                                PROXY STATEMENT

GENERAL

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Lance, Inc. (the Company) to be held at its principal office, 8600 South Boulevard, Charlotte, North Carolina, at 2:00 p.m., Local Time, on Friday, April 21, 1995. This Proxy Statement and accompanying Proxy are being sent to the stockholders of the Company on or about March 20, 1995.

      Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy material to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. In addition, the Company has engaged Corporate Investor Communications, Inc. (CIC) to deliver proxy materials to, and solicit proxies from, these institutions. CIC will be reimbursed for its printing costs, postage and freight charges, and other expenses and be paid a solicitation fee of $5,500. The total cost of soliciting proxies will be borne by the Company.

      Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by written request addressed to Secretary, Lance, Inc., Box 32368, Charlotte, North Carolina 28232 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

      The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

      Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of the Common Stock of the Company held by them of record at the close of business on February 21, 1995, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands, unless the holders of at least 25% of the shares entitled to vote on such matter demand a vote by ballot prior to the vote. The number of shares of Common Stock of the Company outstanding on February 21, 1995 was 30,433,407.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

      At February 1, 1995, the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company were as follows:

                                                     NUMBER OF SHARES                       PERCENT OF
      NAME AND ADDRESS OF                            AND NATURE OF                          COMMON STOCK
      BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP                   OUTSTANDING
      ------------------------------                 --------------------                   -------------
      NationsBank Corporation                        2,500,021 (1)                             8.2%
        Charlotte, NC  28255

      Nan Davis Van Every                            1,625,648 (2)                             5.3%
        6001 Pelican Bay Boulevard
        Naples, FL  33963

      S. Lance Van Every                             1,532,283 (3)                             5.0%
        2218 Cortelyou Road
        Charlotte, NC 28211
- ----------------

(1) These shares represent shares held by wholly owned banking subsidiaries of NationsBank Corporation, a bank holding company (NationsBank).
     NationsBank had sole voting power with respect to 2,351,838 shares and shared voting power with respect to 133,933 shares and had sole power to dispose with respect to 784,862 shares and shared power to dispose with respect to 817,913 shares. Information with respect to NationsBank is as of December 31, 1994 and is derived from the Schedule 13G dated February 3, 1995 as amended by Amendment dated March 9, 1995, filed by NationsBank with the Securities and Exchange Commission. Shares held by the Philip L. Van Every Foundation, for which NationsBank, N. A. (Carolinas), a wholly owned subsidiary of NationsBank, is trustee, are not included inasmuch as voting and disposition of such shares is directed by the Foundation's Board of Administrators.

(2) Nan Davis Van Every had sole power to vote and dispose of all of these shares except for 651,110 shares held in a trust as to which S. Lance Van Every had the sole power to vote but as to which Mrs. Van Every had the sole power to dispose.

(3) Includes 41,680 shares held by S. Lance Van Every as custodian or in trust for his children and grandchild or held by his children who reside in the same household. Mr. Van Every had sole power to vote and dispose of all of these shares except for 651,110 shares held in trust as to which he had the sole power to vote but as to which Nan Davis Van Every had the sole power to dispose and except for 52,044 shares held as co-trustee with NationsBank, N.A. (Carolinas), as to which he had shared power to vote and dispose.

      Based on information available to the Company, the Van Every family, consisting of the descendants of Salem A. Van Every, Sr., deceased, and their spouses, owned beneficially on February 1, 1995, approximately 12,600,000 shares of the Common Stock of the Company (approximately 41% of the outstanding shares). Of such shares, approximately 800,000 shares are held by fiduciaries having the sole power to vote and dispose. Members of the Van Every family may own or may have disposed of shares in nominee or other accounts, information as to the amounts of which may not be available to the Company. There are approximately 70 Van Every family stockholders, including stockholders who are minors.

      The following table sets forth, as of February 1, 1995, information as to the beneficial ownership of the Company's $.83-1/3 par value Common Stock by all Directors and Executive Officers of the Company as a group and by the named Executive Officers who are not also nominees or Directors. Information with respect to the named Executive Officers, other than G. R. Melvin, and the nominees and Directors, other than A. F. Sloan and Victoria S. Sutton, is under Election of Directors below.

                                                     NUMBER OF SHARES                       PERCENT OF
                                                     AND NATURE OF                          COMMON STOCK
      NAME OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP                   OUTSTANDING
      ------------------------------------           --------------------                   -------------
      Directors and executive                             3,525,166 (1)                       11.5% (2)
        officers as a group (18 persons)

      G. R. Melvin                                           27,317 (3)                         (4)

      A. F. Sloan                                            66,270 (5)                         (4)

      Victoria S. Sutton                                      1,064                             (4)

_______________

(1) Includes 162,435 shares subject to options held by Executive Officers that are currently exercisable.

(2) Based on the number of shares outstanding plus options held by Executive Officers that are currently exercisable.

(3) Includes 12,400 shares subject to exercisable options, 1,800 shares held by Mr. Melvin's wife and 326 shares held by Mr. Melvin as custodian for his grandchildren.

(4)  Less than 1%.

(5) Includes 3,876 shares held by Mr. Sloan's wife, but does not include 1,409,292 shares held by the Philip L. Van Every Foundation of which Mr. Sloan is a member of the Board of Administrators.

ELECTION OF DIRECTORS

      At the meeting seven Directors will be elected. Of such Directors, five will be elected to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Stockholders in 1998 and until their successors are duly elected and qualified. The sixth and seventh Directors will be elected to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Stockholders in 1997 and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality.

      It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR all the nominees indicated below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for seven nominees including such substitutes as shall be designated by the Board of Directors.

      The first three nominees are listed below, all of whom are currently members of the Board of Directors. Such nominees were elected to their current terms, which expire in 1995, at the Annual Meeting of Stockholders held on April 17, 1992.

                                                                                             SHARES OFPERCENT OF
NAME AND                           INFORMATION ABOUT                  COMMON                 COMMON STOCK
DIRECTOR SINCE (1)          AGE    NOMINEES AND DIRECTORS             STOCK OWNED (2)        OUTSTANDING
- ------------------          ---    ----------------------             ---------------        ------------------
Thomas B. Horack (3)         48    Executive Vice President of              32,786(4)              (5)(6)
   1980                            the Company since 1995 and            1,409,292(7)               4.6%
                                   Vice President 1986-1995

Alan T. Dickson              63    Chairman of the Board of                 39,200(8)               (5)
   1983                            Ruddick Corporation,
                                   Charlotte, NC (Diversified
                                   holding company) since 1994
                                   and President 1968-1994;
                                   Director of Ruddick Cor-
                                   poration, NationsBank
                                   Corporation, Royal Group,
                                   Inc., Sonoco Products
                                   Company and Bassett
                                   Furniture Industries, Inc.

S. Lance Van Every (9)       47    Private investor for more             1,532,283(10)              5.0%
   1990                            than the past five years

      The fourth and fifth nominees are Nancy Van Every McLaurin and James H. Hance, Jr. Mrs. McLaurin and Mr. Hance are being nominated for the seats being vacated by G. R. Melvin and Victoria S. Sutton, who are not standing for re-election. Mr. Melvin and Ms. Sutton, whose terms expire in 1995, were elected to their current terms at the Annual Meeting of Stockholders held on April 17, 1992.

Nancy Van Every McLaurin     50    Private investor for more               831,552(11)              2.7%
(9)                                than the past five years
James H. Hance, Jr.          50    Vice Chairman of NationsBank                  0(12)              (5)
                                   Corporation, Charlotte, NC
                                   since 1993 and Chief
                                   Financial Officer since
                                   1988; Director of Nat-
                                   ionsBank, N.A. (Carolinas),
                                   American City Business Jour-
                                   nals, Inc. and Summit
                                   Properties, Inc.

      The sixth nominee is Richard A. Zimmerman. Mr. Zimmerman is being nominated to serve until 1997 to fill the vacancy created by the death of Stephen H. Van Every, Jr. Mr. Zimmerman was elected to the Board of Directors on January 17, 1995 to serve until the Annual Meeting of Stockholders to be held April 21, 1995. Mr. Zimmerman is being nominated to serve the remainder of Mr. Van Every's term which expires in 1997.

Richard A. Zimmerman         62    Private investor since 1993;                  0(13)              (5)
   1995                            Chairman of the Board of
                                   Hershey Foods Corporation,
                                   Hershey, PA (Candy manu-
                                   facturer) 1985-1993 and
                                   Chief Executive Officer
                                   1984-1993; Director of
                                   Westvaco Corporation and
                                   Eastman Kodak Company

      The seventh nominee is Isaiah Tidwell who is being nominated to serve until 1997 to fill the vacancy created by the resignation of A. F. Sloan, upon his retirement from the Board, effective April 21, 1995. Mr. Tidwell is being nominated to serve the remainder of Mr. Sloan's term, which expires in 1997.

                                                                      SHARES OF              PERCENT OF
NAME AND                           INFORMATION ABOUT                  COMMON                 COMMON STOCK
DIRECTOR SINCE (1)          AGE    NOMINEES AND DIRECTORS             STOCK OWNED (2)        OUTSTANDING
- ------------------          ---    ----------------------             ---------------        ------------
Isaiah Tidwell               50    Southern Regional Executive                    0                 (5)
                                   of Wachovia Bank of North
                                   Carolina, N.A., Charlotte,
                                   NC since 1993 and Regional
                                   Vice President since 1990

      The six members of the Board of Directors listed below were elected to their current terms, which expire in 1996, at the Annual Meeting of Stockholders held on April 16, 1993.

J. W. Disher (3)             61    Chairman of the Board of the             43,133(14)             (5)(6)
   1968                            Company since 1991, Chief             1,409,292(7)               4.6%
                                   Executive Officer since 1990
                                   and  President 1988-1994;
                                   Director of First Union
                                   National Bank of North
                                   Carolina

William B. Meacham (3)       53    Vice President of the                    20,030(15)             (5)(6)
   1986                            Company since 1986                    1,409,292(7)               4.6%

Gerald K. Smith (3)(16)      44    Executive Vice President of              31,067(17)             (5)(6)
   1986                            the Company since 1995, Vice
                                   President 1993-1995 and
                                   Assistant Vice President
                                   1981-1993

Robert V. Sisk (9)           59    President of Piedmont                   257,670(18)              (5)
   1990                            Engineering Corp., Char-
                                   lotte, NC (Industrial
                                   refrigeration systems) since
                                   1965

R. Gerald Swain (3)          58    Vice President of the                    14,747(19)             (5)(6)
   1992                            Company since 1991, As-
                                   sistant Vice President 1989-
                                   1991 and District Sales Man-
                                   ager 1969-1989

Earl D. Leake (3)            43    Vice President of the                    13,934(20)             (5)(6)
   1993                            Company since 1995 and
                                   Treasurer and Assistant
                                   Secretary 1988-1995

      The three members of the Board of Directors listed below were elected to their current terms, which expire in 1997, at the Annual Meeting of Stockholders held April 15, 1994.

 Paul A. Stroup, III (3)      43    President of the Company                 34,373(21)             (5)(6)
    1986                            since 1994 and Executive              1,409,292(7)               4.6%
                                    Vice President 1989-1994;
                                    President of Midwest Biscuit
                                    Company (Subsidiary of the
                                    Company) 1985-1989;

                                                                                             SHARES OFPERCENT OF
NAME AND                           INFORMATION ABOUT                  COMMON                 COMMON STOCK
DIRECTOR SINCE (1)          AGE    NOMINEES AND DIRECTORS             STOCK OWNED (2)        OUTSTANDING
- ------------------          ---    ----------------------             --------------         ------------------
William R. Holland           56    Chairman and Chief Executive              1,000                  (5)
    1993                           Officer of United Dominion
                                   Industries Limited,
                                   Charlotte, NC (Manufactur-
                                   ing, engineering and
                                   construction) since 1986;
                                   Director of United Dominion
                                   Industries Limited and Mor-
                                   gan Products Ltd.

Scott C. Lea                 63    Private investor since 1992;              1,000                  (5)
    1994                           Chairman of the Board of
                                   Rexham, Inc. (Manufacturer
                                   of packaging and coated and
                                   laminated products) 1989-
                                   1991; President, Chief
                                   Executive Officer and
                                   Director of Rexham 1974-
                                   1989; Director of Speizman
                                   Industries, Inc.
- ----------------

(1) The information about the Directors was furnished to the Company by the Directors.

(2) All shares are owned directly and with sole voting and dispositive power except as otherwise noted. Common Stock ownership information is as of February 1, 1995.

(3)  Member of the Executive Committee.

(4) Includes 23,335 shares subject to exercisable options and 156 shares held by Mr. Horack as custodian for his children.

(5)  Less than 1%.

(6) Based on the number of shares outstanding plus shares subject to options that are currently exercisable.

(7) Consists of shares held by the Philip L. Van Every Foundation of which Messrs. Horack, Disher, Meacham, Stroup and A. F. Sloan are members of the Board of Administrators and NationsBank, N.A. (Carolinas) is trustee.

(8) Consists of 32,000 shares held by The Dickson Foundation, Inc. of which Mr. Dickson is a member of the Board of Directors and its investment committee and 7,200 shares held by a trust for which Mr. Dickson, his brother and NationsBank, N. A. (Carolinas) are co-trustees.

(9) S. Lance Van Every and Nancy Van Every McLaurin are cousins and Mr. Sisk's wife is their cousin.

(10) Includes 41,680 shares either held by S. Lance Van Every as custodian or in trust for his children and grandchild or held by his children who reside in the same household, 651,110 shares held in trust as to which Mr. Van Every has the sole power to vote but no power to dispose and 52,044 shares held in trust as to which Mr. Van Every has shared power to vote and dispose.

(11) Includes 18,952 shares held by Mrs. McLaurin or her husband as custodian for their children.

(12) Does not include 2,000 shares acquired by Mr. Hance subsequent to February 1, 1995 and does not include shares held by NationsBank. See Principal Stockholders and Holdings of Management above.

(13) Does not include 1,500 shares acquired by Mr. Zimmerman subsequent to February 1, 1995.

(14) Includes 21,000 shares subject to exercisable options and 700 shares held by Mr. Disher's wife.

(15) Includes 17,200 shares subject to exercisable options and 1,032 shares held by Mr. Meacham as custodian for his minor child.

(16) Mr. Smith is A. F. Sloan's nephew.

(17) Includes 23,050 shares subject to exercisable options and 500 shares held by Mr. Smith's wife.

(18) Includes 257,612 shares held by Mr. Sisk's wife.

(19) Includes 11,350 shares subject to exercisable options, 3,099 shares held jointly with his wife and 47 shares held by Mr. Swain as custodian for his minor child.

(20) Includes 13,250 shares subject to exercisable options and 74 shares held by Mr. Leake as custodian for his minor child.

(21) Includes 26,700 shares subject to exercisable options and 589 shares held by Mr. Stroup's wife.


     NationsBank, N.A. (Carolinas) acts as trustee of one of the Company's Profit Sharing Trusts, for which the Company pays the bank's standard fees and provides a line of credit to the Company which the Company has not used. Also, a subsidiary of NationsBank provides securities brokerage services to the Company for which the Company pays NationsBank's standard fees. Mr. Dickson is a director of NationsBank and Mr. Hance is the Vice Chairman and Chief Financial Officer of NationsBank and a director of NationsBank, N.A. (Carolinas).

     First Union National Bank of North Carolina acts as trustee of the other of the Company's Profit Sharing Trusts and the Company's 401(k) Retirement Savings Plan, for which the Company pays the bank's standard fees. Mr. Disher is a director of First Union National Bank of North Carolina.

     Subsidiaries of Ruddick Corporation purchase products from the Company in the ordinary course of business at the Company's standard prices. Mr. Dickson is the Chairman of the Board and Chief Executive Officer of Ruddick Corporation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met seven times during the fiscal year. Each director attended 75% or more of the total number of meetings of the Board of Directors and meetings of all Committees on which he or she served.

     The Audit Committee is composed of Victoria S. Sutton, Paul A. Stroup, III, William R. Holland, Scott C. Lea and Richard A. Zimmerman and is responsible for recommending independent auditors for the Company, reviewing the Company's financial statements, audit report, internal financial controls and internal audit procedures and approving services to be performed by the Company's independent auditors. The Audit Committee met four times during the fiscal year.

     The Nominating Committee is composed of A. F. Sloan, J. W. Disher, Paul A. Stroup, III, Alan T. Dickson, S. Lance Van Every and Robert V. Sisk. Its functions include the screening and recommendation of candidates for election to the Board of Directors of the Company. The Committee will consider nominees recommended by stockholders, which nominations may be made in writing and directed to A. F. Sloan, Chairman of the Committee. The Nominating Committee met three times during the fiscal year.

     Information with respect to the Compensation/Stock Option Committee is provided below.

COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year, the following served on the Compensation/Stock Option Committee: W. F. Dowd, Jr., Alan T. Dickson, A. F. Sloan, S. Lance Van
Every, Robert V. Sisk and Stephen H. Van Every, Jr.   Mr. Dowd served on the
Committee until his term on the Board of Directors expired on April 15, 1994. Mr. Dickson was elected to fill the position vacated by Mr. Dowd. Stephen H. Van Every, Jr. served on the Committee until his death on August 27, 1994. Mr. Sloan retired as Chairman and Chief Executive Officer of the Company in 1990.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

     The Compensation/Stock Option Committee of the Board of Directors of the Company, whose members are named above, provides overall guidance to the Company's executive compensation process. The Committee is currently composed of four members of the Board of Directors. The Committee met twice during the fiscal year. The Committee's recommendations regarding the salary of the Chief Executive Officer and the other officers of the Company are subject to approval by the Board, except for decisions about grants under the Company's Stock Option Plans, which are made solely by the Committee in order for the grants to satisfy tax and securities law requirements. The Chief Executive Officer and the four other highest paid executive officers are collectively referred to as the named Executive Officers.

     The Committee's compensation policies are designed to fairly compensate the officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, the motivation of those officers and employees reporting to them, their extended period of service to the Company and their dedication and diligence in carrying out their responsibilities. Virtually all of the officers' annual compensation consists of a base salary. The salary is designed to reward the officers for the performance of their responsibilities and their long-term commitment to the Company. Over the years, virtually all of the officers of the Company have been employees who have devoted their entire business careers to the Company. In 1994 and prior years, the Committee has granted modest increases to the officers based on recommendations from the Chief Executive Officer who has consulted with other officers of the Company. From time to time, the Committee has made adjustments to such recommendations. In 1994, the Board accepted and approved the recommendations of the Committee. The Committee also takes into account the fact that each of the named Executive Officers has entered into an Executive Employment Agreement described below which provides for supplemental retirement benefits and that the Committee granted stock options to the officers of the Company during 1994 and in prior years, as described below with respect to the named Executive Officers.

     In considering salaries for the 1994 fiscal year, the Committee considered the Company's overall performance over a period of years. The Committee considered that the compensation for the Chief Executive Officer and the named Executive Officers is generally less than that of the officers of companies of comparable size, revenues and profits operating in the area of the Company's headquarters in North Carolina. The Committee considered, among other things, continued increases in the Company's revenues, the lack of growth in the Company's net income in recent years and increased competitiveness in the snack foods industry and recommended modest increases in the salaries of the named Executive Officers, excluding the Chief Executive Officer, which averaged 4.9% for 1994 over 1993.

     With respect to the Chief Executive Officer, J. W. Disher, the Committee did not make special note of performance factors with respect to Mr. Disher but considered the same factors as it considered for all officers of the Company. Mr. Disher's salary rate was not increased for 1994 over 1993.

     The above report is presented by the following members of the Compensation/Stock Option Committee: Alan T. Dickson, Robert V. Sisk, A. F. Sloan and S. Lance Van Every.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Included below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index and the Company's Peer Group for the period commencing December 31, 1989 and ending December 31, 1994 covering the Company's five fiscal years ended December 29, 1990, December 28, 1991, December 26, 1992, December 25, 1993, and December 31, 1994.

     The Company has selected a Peer Group consisting of the three publicly-traded companies named below, which are in the snack foods industry. Virtually all of the Company's direct competitors and peers are privately-held companies or subsidiaries or divisions of larger publicly-held companies so that the available members of the Peer Group are limited.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX AND PEER GROUP





This graph assumes that $100 was invested in the Company's Common Stock on December 31, 1989, in the NASDAQ Stock Market (U.S. Companies) Index and in the Peer Group, which consists of Golden Enterprises, Inc., Grist Mill Company and J&J Snack Foods Corp., and that dividends were reinvested.

                                    (Graph)


                            1989          1990             1991              1992              1993           1994
                            ----          ----             ----              ----              ----           ----
The Company                100.000       89.553           98.638           109.572            93.748         92.230
                           -------       ------          -------           -------           -------         ------
NASDAQ Stock Market        100.000       84.315          131.522           156.002           176.425        176.916
                           -------       ------          -------           -------           -------        -------
Peer Group                 100.000       68.066          101.043            92.656           119.701        101.116
                           -------       ------          -------           -------           -------        -------

EXECUTIVE OFFICER COMPENSATION

     The table below shows the compensation paid or accrued by the Company, for the three fiscal years ended December 31, 1994, December 25, 1993 and December 26, 1992, to or for the account of each of the Chief Executive Officer and the Company's four other highest paid executive officers (collectively, the named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION            LONG TERM COMPENSATION
                            ---------------------------------------- ----------------------
NAME AND                                             OTHER ANNUAL         SECURITIES           ALL OTHER
PRINCIPAL            FISCAL                          COMPENSATION         UNDERLYING         COMPENSATION
POSITION             YEAR   SALARY ($) BONUS ($)       ($) (1)           OPTIONS (#SH)          ($) (2)
- -----------          ------ ---------- ---------  ------------------     -------------       ------------

J. W. Disher         1994   285,628       0                ---              4,500                18,514
 Chairman of the     1993   281,648       0                ---                 0                 13,620
 Board and Chief     1992   273,122       0                ---              6,000                14,760
 Executive Officer


Paul A. Stroup, III  1994   186,020       0                ---              4,500                11,034
 President           1993   175,620       0                ---                 0                 10,882
                     1992   168,255       0             28,628              5,100                11,602


G. R. Melvin         1994   159,024       0                ---              3,000                 8,581
 Vice President      1993   153,074       0                ---                 0                  8,678
                     1992   148,861       0                ---              3,600                 9,439


William B. Meacham   1994   142,452       0                ---              3,000                 7,646
 Vice President      1993   137,608       0                ---                 0                  7,738
                     1992   130,326       0                ---              3,600                 8,200


Thomas B. Horack     1994   145,482       0                ---              3,000                 7,768
 Vice President      1993   136,932       0                ---                 0                  7,671
                     1992   129,863       0                ---              3,600                 8,142

________________

(1) Other than Mr. Stroup, no named Executive Officer has received personal benefits during the listed years in excess of 10% of annual salary. The amount for Mr. Stroup in 1992 represents the incremental cost to the Company for certain personal benefits, including $25,200 for club initiation and dues.

(2) For fiscal year 1994, includes amounts contributed by the Company under the Company's Profit-Sharing Retirement Plan as follows: J. W. Disher $8,082, P. A. Stroup, III $7,927, G. R. Melvin $8,051, W. B. Meacham $7,516 and T. B. Horack $7,742 and amounts contributed by the Company under the Company's Employee Stock Purchase Plan as follows: J. W. Disher $520, P. A. Stroup, III $1,144 , G. R. Melvin $52 , W. B. Meacham $130 and T. B. Horack $26 and amounts contributed by the Company under the Company's Benefit Restoration Plan as follows: J. W. Disher $9,912, P. A. Stroup, III $1,963 and G. R. Melvin $478.

      The named Executive Officers have each executed an Executive Employment Agreement with the Company. The provisions of all these agreements are substantially identical. Each agreement provides for the continued full-time employment of the executive by the Company in the same or another executive position until retirement (which includes termination after a Change of Control of the Company, as described below, or termination due to disability) or death, whereupon the Company will pay the executive or his beneficiary supplemental retirement or death benefits, subject to certain conditions of forfeiture. The executive, however, may be terminated by the Company for cause (as defined in the agreement). The maximum amount payable upon retirement is five times the annual salary being received by the executive at the time of retirement. Payment is made in thirteen installments each year over the period between the date of actual retirement and the earlier of (1) the end of the Company's fiscal year in which the executive reaches the age of 75, or (2) the end of the fiscal year in which the fifteenth anniversary date of the executive's termination of employment occurs. Lesser amounts are payable in the event of death. The agreement also provides that as long as the executive is entitled to payments under the agreement he will not become an employee, director or consultant to a corporation, partnership or have any ownership interest therein, which competes with the Company. The executive loses all rights to payment under the agreement if he voluntarily quits the Company or is terminated for cause. The agreement also provides for the executive to provide ongoing services to the Company after his retirement, generally of a consulting nature. The Company will pay the executive a reasonable per diem amount and will reimburse him for his costs of providing such services. The Company has entered into a Trust Agreement with First Union National Bank of North Carolina to create the Lance, Inc. Key Executive Employee Benefit Plan Trust (the Trust) which provides that, in the event of a Change of Control of the Company, the Company will fund the Trust with cash in an amount sufficient to pay the full amount payable under each Executive Employment Agreement. A Change of Control for the purposes of the Executive Employment Agreements and the Trust means the acquisition or contracting for the acquisition or otherwise controlling in excess of 35% of the voting securities of the Company by any person excluding voting securities beneficially owned by members of the Van Every Family which consists of the descendants of Salem A. Van Every, Sr., deceased, and their spouses.

      The table below shows the individual grants to the named Executive Officers of stock options and tandem stock appreciation rights (SARs) during the fiscal year ended December 31, 1994.


                   OPTION/SAR GRANTS IN THE 1994 FISCAL YEAR

                               INDIVIDUAL GRANTS

                                     % OF TOTAL OPTIONS/SARS                                        GRANT DATE
                   OPTIONS/SARS      GRANTED TO EMPLOYEES IN   EXERCISE OR BASE     EXPIRATION         PRESENT
NAME             GRANTED (#SH) (1)        FISCAL YEAR            PRICE ($/SH)          DATE          VALUE ($)(2)
- ----            -------------------  -----------------------   ----------------     ----------      -------------
J. W. Disher           4,500                5.2                   19.625           April 15, 2004       21,240
P. A. Stroup, III      4,500                5.2                   19.625           April 15, 2004       21,240
G. R. Melvin           3,000                3.5                   19.625           April 15, 2004       14,160
W. B. Meacham          3,000                3.5                   19.625           April 15, 2004       14,160
T. B. Horack           3,000                3.5                   19.625           April 15, 2004       14,160

_______________

(1) The options become exercisable in three equal annual installments beginning six months after the date of grant, except that Mr. Disher's options become exercisable in one installment six months after the date of grant, and each option is granted with a tandem SAR for the same number of shares and becomes fully exercisable in the event of a change in control of the Company at any time occurring more than six months after the date of grant.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on arbitrary assumptions as follows: options exercised at the end of the ten-year term, stock price volatility at .207, annual dividend yield of 4.06% and a risk-free interest rate of 7.12%. No downward adjustments are made to the resulting grant-date option values to account for potential forfeitures or non-transferability of the options. The actual value of the options depends upon the upon the actual performance of the Company's stock during the applicable period.

      The table below shows, on an aggregated basis, each exercise of stock options or tandem SARs during the fiscal year ended December 31, 1994 by each of the named Executive Officers and the 1994 fiscal year-end value of unexercised options and SARs.

            AGGREGATED OPTION/SAR EXERCISES IN THE 1994 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                     OPTIONS/SARS             OPTIONS/SARS
                                                                     AT FY-END (#)            AT FY-END ($)

                        SHARES ACQUIRED                             EXERCISABLE/               EXERCISABLE/
NAME                    ON EXERCISE (#SH)   VALUE REALIZED ($)     UNEXERCISABLE              UNEXERCISABLE
- ----                    -----------------   ------------------  -------------------     ------------------------
J. W. Disher                6,000                25,872            21,000/0                        0/0
P. A. Stroup, III             0                     0              26,700/3,000               10,515/0
G. R. Melvin                  0                     0              12,400/3,000                    0/0
W. B. Meacham                 0                     0              17,200/2,000                  897/0
T. B. Horack                2,265                15,995            23,335/2,000               10,946/0

DIRECTOR COMPENSATION

      Directors who are employees of the Company or its subsidiaries receive no additional compensation for serving as directors. Directors who are not employees of the Company or its subsidiaries receive an annual fee of $10,000 plus $500 for each Board meeting attended and $500 for each Committee meeting attended, except the fee for a Committee meeting held on the same day as a Board meeting is $250.

APPROVAL OF 1995 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

      On February 21, 1995, the Board of Directors adopted the 1995 Nonqualified Stock Option Plan for Non-Employee Directors, subject to approval by the stockholders at the 1995 Annual Meeting. The 1995 Director Plan is intended to provide Directors who are not employees of the Company with a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage such Directors to remain with and to devote their best efforts to the Company.

      The Board of Directors has reserved 100,000 shares of Common Stock (approximately 0.3% of the shares of Common Stock outstanding as of February 21, 1995) for issuance upon exercise of the options granted under the 1995 Director Plan. This number, as well as the number of shares issuable upon exercise of an option, is subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions.

      The 1995 Director Plan is administered by the Board of Directors. However, no discretion concerning decisions regarding the 1995 Director Plan will be afforded to a person who is not a "disinterested person" as defined in the rules and regulations under Section 16 of the Exchange Act. In the event the Board of Directors is precluded from exercising such discretion, it may delegate its authority to exercise such discretion to a person or committee of persons, each of whom is a "disinterested person."

      The only persons eligible to receive options under the 1995 Director Plan are Directors of the Company who are not regular employees of the Company on the date of grant of the option. Under the 1995 Director Plan, each Director who is eligible to receive options under the Plan will automatically be granted an option to purchase 2,500 shares of Common Stock on the first May 1 after approval of the 1995 Director Plan by the stockholders or election to the Board of Directors and an option to purchase 1,000 shares of Common Stock on each May 1 thereafter, each subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions. If there are not sufficient shares reserved for such grants, the eligible Directors will receive an option for a pro rata number of the remaining shares reserved for grant. There currently are six Directors, including Messrs. Dickson, Van Every and Zimmerman, nominees for election as Directors, that would be eligible to participate under the 1995 Director Plan. If elected by the stockholders to the Board of Directors, Mrs. McLaurin and Messrs. Hance and Tidwell, nominees for election as Directors, would also be eligible to participate under the 1995 Director Plan.

      The exercise price of options granted under the 1995 Director Plan will be the fair market value of the Common Stock on the date of grant. The fair market value of a share of Common Stock of the Company (calculated as the average of the high and low sales prices) on February 21, 1995 was $17.125.

      An option granted under the 1995 Director Plan is not exercisable unless the optionee remains available to serve as a Director of the Company until the first anniversary of the date of grant, except that the initial option shall be exercisable after six months. On or after such first anniversary or six months, as the case may be, any or all of such option may be exercised until the expiration or termination of the option. Upon the exercise of an option or portion thereof, the exercise price must be paid in full in cash.

      Options granted under the 1995 Director Plan are not transferable except by will or intestacy. An optionee's rights under all outstanding options will terminate three months after his or her termination as a Director, unless the termination is because of death or disability, in which case the options will be exercisable for one year after such termination. Subject to earlier termination as previously discussed, all options granted under the 1995 Director Plan shall expire ten years from the date of grant.

      The Board of Directors may terminate, suspend or amend the 1995 Director Plan at any time except no termination, suspension or amendment can adversely affect the rights of an optionee as to any outstanding option(s) without the optionee's consent unless the amendment is necessary to preserve or provide exemptions from the applicability of Section 16(b) of the Exchange Act to the grant, lapse, disposition, cancellation or exercise of options. In addition, no amendment regarding the determination of the optionees, the date of grant, the number of options granted to an optionee and the requirement that no discretion concerning decisions regarding the 1995 Director Plan be afforded to a person who is not a "disinterested person" may be made more than once every six months unless the amendment is necessary to comply with changes in the Code or the rules and regulations under the Code.

      For federal income tax purposes, the optionee will realize no taxable income when the option is granted. Upon the exercise of an option granted under the 1995 Director Plan, the amount by which the fair market value of the shares purchased pursuant to such exercise exceeds the option price will be treated as compensation income received by the optionee. The amount of compensation income recognized by the optionee is deductible by the Company in the year the income is recognized. Upon the subsequent disposition of shares received upon the exercise of an option, generally any amount realized in excess of the optionee's basis will be taxed as a capital gain and any amount realized which is less than the optionee's basis will be treated as a capital loss.

      The Company intends to register the shares issuable pursuant to the 1995 Director Plan under the Securities Act of 1933.

      No options granted under the 1995 Director Plan may be exercised unless and until the 1995 Director Plan is approved by the holders of a plurality of the shares of Common Stock voting on the proposal at the Annual Meeting of Stockholders when a quorum is present. Abstentions and shares not voted are not counted in determining a plurality. If such approval is not obtained the 1995 Director

Plan shall be void. The Board of Directors recommends a vote FOR approval of the 1995 Director Plan and proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected KPMG Peat Marwick LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1995 fiscal year. This selection is being presented to the stockholders for their ratification or rejection at this Annual Meeting.

      KPMG Peat Marwick LLP served as the Company's independent certified public accountants to audit the financial statements of the Company and its subsidiaries beginning with the 1991 fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so. The representatives of KPMG Peat Marwick LLP are expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the ratification of the selection of KPMG Peat Marwick LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1995 fiscal year, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

      If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

STOCKHOLDER PROPOSALS

      Any proposal that a stockholder intends to present for action at the 1996 Annual Meeting of Stockholders, currently scheduled for April 19, 1996, must be received by the Company no later than November 18, 1995, in order for the proposal to be included in the proxy statement and form of proxy for the 1996 Annual Meeting of Stockholders. The proposal should be sent to Secretary, Lance, Inc., Box 32368, Charlotte, North Carolina 28232.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its Executive Officers, Directors and greater than 10% beneficial owners were complied with, except that Scott C. Lea did not file a Form 3 report of his holdings of Lance Common Stock within ten days of his election to the Board of Directors on April 15, 1994.

ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

      UPON THE WRITTEN REQUEST OF ANY PERSON WHO AT FEBRUARY 21, 1995 WAS A RECORD OR BENEFICIAL STOCKHOLDER OF THE COMPANY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES. THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS HAS BEEN MAILED WITH THIS PROXY STATEMENT TO EACH STOCKHOLDER. REQUESTS FOR COPIES OF THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION SHOULD BE ADDRESSED TO SECRETARY, LANCE, INC., BOX 32368, CHARLOTTE, NORTH CAROLINA 28232.

[LOGO]                           LANCE, INC.                      APPENDIX A
                                                                  PROXY

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                    ANNUAL MEETING TO BE HELD APRIL 21, 1995


      The undersigned hereby appoints J. W. Disher and Paul A. Stroup, III, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $.83-1/3 par value Common Stock of the undersigned in Lance, Inc. at the Annual Meeting of Stockholders to be held on April 21, 1995, and at any adjournment thereof.

      THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 AND 3. The Board of Directors recommends voting FOR on each item.

1.    ELECTION OF DIRECTORS:  Nominees are Thomas B. Horack, Alan T. Dickson,
      S. Lance Van Every, Nancy Van Every McLaurin, James H. Hance, Jr., Richard A. Zimmerman and Isaiah Tidwell.

              / / FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)



            / / WITHHOLD AUTHORITY to vote for the listed nominees


2.    APPROVAL OF THE 1995 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE
DIRECTORS

        / / FOR                 / / AGAINST                  / / ABSTAIN




3.    RATIFICATION OF SELECTION OF KPMG PEAT MARWICK LLP AS AUDITORS


        / / FOR                 / / AGAINST                  / / ABSTAIN

                          (Continued from other side)

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

      PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                                        Dated:________________________, 1995.
                                        _____________________________________
                                        _____________________________________
                                        _____________________________________

                    (When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.)